UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 10, 2010

WATTS WATER TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-11499	04-2916536
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845
 (Address of Principal Executive Offices) (Zip Code)

(978) 688-1811
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.   Costs Associated with Exit or Disposal Activities.

On September 13, 2010, the Board of Directors of Watts Water Technologies, Inc. (the “Company”) approved a restructuring program with respect to certain of the Company’s operating facilities in the United States.  The restructuring program is expected to include the shutdown of two manufacturing facilities in North Carolina.  Operations at these facilities will be consolidated into the Company’s manufacturing facilities in New Hampshire, Missouri and other locations.  The program is expected to include pre-tax charges totaling approximately $6.6 million, including costs for severance, relocation, clean-up and certain asset write-downs.  The total net after-tax charge for this restructuring program is expected to be approximately $4.1 million (including $0.4 million in non-cash charges), with costs being incurred through 2011.  The Company expects to spend approximately $1.2 million in capital expenditures to consolidate operations.  Annual cash savings, net of tax, are estimated to be approximately $1.6 million, which the Company expects to fully realize by the second half of 2012.  The restructuring program is expected to be completed by the end of the third quarter of 2011.

Item 8.01.   Other Events.

On September 10, 2010, Patrick S. O’Keefe, the Company’s President and Chief Executive Officer, established a pre-arranged plan to exercise stock options and sell shares of class A common stock, par value $.10 per share, of the Company (“Class A Common Stock”) in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.  Mr. O’Keefe’s plan provides that stock options for up to 50,000 shares of Class A Common Stock may be exercised and the underlying shares may be sold prior to December 31, 2010.

Rule 10b5-1 permits insiders to implement a written plan to sell stock when they are not aware of material non-public information and continue to sell shares in accordance with the predetermined plan, even if they subsequently become aware of such information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2010	WATTS WATER TECHNOLOGIES, INC.
	By:	/s/ Kenneth R. Lepage __________________________________ Kenneth R. Lepage General Counsel and Executive Vice President of Administration